UNIVAR USA INC.
SUPPLEMENTAL VALUED INVESTMENT PLAN
(As Amended and Restated Effective as of June 1, 2017)
1. Purpose. The purpose of this Univar USA Inc. Supplemental Valued Investment Plan is to provide a select group of management or highly compensated employees of Univar USA Inc. and certain affiliated companies designated by the President of Univar USA Inc. or the Pension Management Committee with a Plan benefit that permits them to defer the receipt of certain Compensation and be credited with employer contributions. It is the intention of the Company, and it is the understanding of those Participants covered under the Plan, that the Plan is unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is intended to comply with Code Section 409A with respect to amounts that are accrued or become vested after 2004 (and earnings thereon), and shall be interpreted to the maximum extent possible in a manner consistent with such intent.
2. Effective Date. This Plan was originally established effective January 1, 2000. It was amended and restated effective January 1, 2005 to comply with Code Section 409A with respect to amounts that became accrued or vested after 2004 and earnings thereon and was not intended to materially modify the terms of the Plan applicable to amounts that were accrued and vested under the Plan as of December 31, 2004 and earnings thereon. The document was later amended and restated effective June 1, 2014. This document is a complete amendment and restatement of the Univar USA Inc. Supplemental Valued Investment Plan effective June 1, 2017 with changes to the deferral election process for 2017 and all other changes applying for Plan Years beginning on or after January 1, 2018, except as otherwise provided herein.
3. Definitions.
Beneficiary means the person or entity designated pursuant to and in accordance with the VIP.
Code means the Internal Revenue Code of 1986, as amended.
Company means Univar USA Inc., its corporate successors, and any corporation or corporations into which it may be merged or consolidated. It also means those affiliated companies of Univar USA Inc. which have been approved for participation by either the President of Univar USA Inc. or the Pension Management Committee. Affiliated companies participating in the Plan are listed in Appendix A, attached hereto and incorporated herein.
Company Match means the amount the Company will credit in accordance with the provisions of Section 6.1 of this Plan.
Compensation means compensation as defined in Article I of the VIP as amended from time to time, such definition to be incorporated herein by reference, except that (i) the Code Section 401(a)(17) limit specified therein shall not be part of the Compensation definition for purposes of this Plan, and (ii) for purposes of determining the amount of a Participant’s
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Deferrals, Retirement Contributions and Company Match for a Plan Year, Deferrals a Participant makes to this Plan during such Plan Year shall be included in Compensation. Notwithstanding any provision in the Plan to the contrary, for purposes of Deferrals and Company Match, Compensation shall not include (1) Performance-Based Compensation if a Participant is hired after the Company establishes the performance criteria for such Performance-Based Compensation and (2) Compensation that is based on performance criteria but is not Performance-Based Compensation.
Deferral Election means the commitment made by the Participant to defer a specified percentage of the Participant’s Performance-Based Compensation and/or other Compensation to this Plan, with such deferrals applying to Compensation received or earned in the Plan Year immediately following the Plan Year in which the election is made.
Deferrals mean the Participant’s elective deferrals of Compensation under this Plan.
Distribution Event is as defined in Section 9.
Employee means any person who is employed by the Company who meets the definitional requirements of “Employee” as defined in the VIP.
ERISA means the Employee Retirement Income Security Act of 1974, as amended.
Participant means an Employee who meets the eligibility requirements set forth in Sections 4.1 or 5.3 and becomes a Plan Participant pursuant to Sections 4.2 or 5.3 of the Plan.
Performance-Based Compensation means Compensation received based upon the satisfaction of pre-established performance criteria of the Employee, Company or its affiliates as determined by the Company relating to a performance period of at least 12 consecutive months as defined under Code Section 409A and the regulations thereunder.
Plan means the Univar USA Inc. Supplemental Valued Investment Plan.
Plan Account means those bookkeeping accounts established by the Company for each Plan Participant, which shall reflect (a) all Deferrals and any investment earnings, gains and losses credited with respect thereto, (b) all Company Match credited by the Company to each Participant, and any investment earnings, gains, and losses credited with respect thereto, and (c) Retirement Contributions credited by the Company to each Participant who is eligible for such contributions, and any investment earnings, gains, and losses credited with respect thereto.
Plan Administrator means the Pension Management Committee as established from time to time by Univar USA Inc. (herein referred to as the “Pension Management Committee”).
Plan Year means the 12-month period commencing on January 1 and ending on December 31.
Post-2004 Account means amounts that are either credited to a Participant’s Plan Account or become vested after 2004 and earnings thereon.

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Pre-2005 Account means amounts that were credited to a Participant’s Plan Account and vested as of December 31, 2004 and earnings thereon.
Retirement Contribution means the amount which the Company will credit in accordance with the provisions of Section 6.2 of this Plan.
VIP means the Univar USA Inc. Valued Investment Plan as amended from time to time.
4. Participation.
4.1 Employee Eligibility. Eligibility is determined each Plan Year. An Employee shall be eligible to make Deferrals and receive Company Match in the Plan for an up-coming Plan Year if on a specified date the Employee meets the following criteria:
(i) The Employee is employed by the Company (a) in a position of Director Level 1 or above, or (b) in a position of Director Level 2 and was making Participant Deferrals to the Plan in the 2016 Plan Year; and
(ii) The Employee is earning a base salary at least equal to the amount set forth in Code Section 414(q)(1)(B)(i) (as adjusted from time to time by the Secretary of the Treasury pursuant to Code Section 414(q)(1)) which would have caused the Employee to be considered a highly compensated employee pursuant to Code Section 414(q) for the up-coming Plan Year (e.g., $120,000 is the threshold for base salary for participation during the 2018 Plan Year because an employee has to earn at least $120,000 in total compensation in 2017 to be considered highly compensated in 2018 for VIP purposes).
Satisfaction of the criteria is determined on May 31 of the calendar year immediately preceding the applicable Plan Year with respect to the Employee’s eligibility to make Deferrals of his Performance-Based Compensation and January 1 of the following Plan Year with respect to the Employee’s eligibility to make Deferrals of his Compensation (other than Performance-Based Compensation). Because of the separate dates for determination of eligibility, an Employee may be eligible to defer Performance-Based Compensation but not other Compensation and vice-versa.
Notwithstanding the preceding, if an Employee described in subsection (i)(b) does not make a Deferral Election for either his Performance-Based Compensation or other Compensation during the 2017 enrollment periods, the Participant will become ineligible to participate in the Plan, unless the Employee meets the other eligibility criteria.
An Employee shall be eligible to receive Retirement Contributions for a Plan Year if the Employee (i) makes Deferrals to the Plan for such Plan Year, or (ii) is eligible to make Deferrals to the Plan for such Plan Year and has retirement contributions in the VIP limited by Code Sections 401(a)(17) or 415(c).

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4.2 Participation. An eligible Employee shall become a Participant with respect to making Deferrals or receiving Company Match for a Plan Year when the Employee’s Deferral election form is received by the Plan Administrator or its delegate. An eligible Employee shall become a Participant in the Plan with respect to being eligible for Retirement Contributions for a Plan Year when he or she makes Deferrals in such Plan Year or has retirement contributions in the VIP limited by Code Sections 401(a)(17) or 415(c) for such Plan Year. Subject to Sections 5.3 and 5.4, individuals who first become an Employee eligible to participate in the Plan pursuant to Section 4.1, or who again become eligible to participate in the Plan pursuant to Section 4.1 after not being eligible in a prior Plan Year, shall not be allowed to commence (or recommence) active participation in this Plan until the following Plan Year.
4.3 Effect and Duration. Upon becoming a Participant, an Employee shall be entitled to the benefits and shall be bound by all terms and conditions of the Plan. Each Employee who becomes a Participant in the Plan shall remain a Participant until his termination of participation in the Plan, provided however, that such Participant shall be eligible to make deferrals to the Plan and receive Company Match and Retirement Contributions (if otherwise eligible) only as long as the Participant meets the requirements of Section 4.1 of the Plan, as amended from time to time.
4.4 Re-employment. If an Employee’s employment is terminated and such Employee is subsequently rehired by the Company, such Employee shall be eligible to participate in the Plan only if the Employee meets the eligibility criteria of Section 4.1.
5. Deferrals.
5.1 Manner. A Participant may defer not less than one percent (1%) and not more than seventy-five percent (75%) of his Performance-Based Compensation and/or not less than one percent (1%) and not more than seventy-five percent (75%) of Compensation (other than Performance-Based Compensation) to the Plan. A Participant shall make separate Deferral Elections with respect to his Performance-Based Compensation and his other Compensation. Deferrals shall be credited to the Participant’s Plan Account as of each applicable pay period in which the Participant makes Deferrals to the Plan. If an Employee who meets the eligibility criteria in Section 4.1 fails to properly complete the Deferral Election by the prescribed time or in the manner specified by the Plan Administrator, he will be deemed to have elected not to make any Deferrals for the applicable Plan Year. Unless the Pension Management Committee determines otherwise, Deferral Elections shall carry over from one year to the next.
5.2 Timing. Plan Participants must complete the Deferral Election with respect to an up-coming Plan Year during an enrollment period established by the Plan Administrator during the calendar year that immediately precedes such up-coming Plan Year. For Performance-Based Compensation, the enrollment period established will end no later than June 30 of the calendar year before the calendar year in which such Performance-Based Compensation is paid. Any such Deferral Elections shall become irrevocable on June 30. For all other Compensation, the enrollment period established will end no later than December 31 of the calendar year before the calendar year in which such other Compensation is earned. Any such Deferral Elections shall become irrevocable on December 31.

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5.3 First Year Eligibility. Notwithstanding any other provisions in the Plan to the contrary, within 30 days after the date an Employee first becomes employed by the Company in a Director Level I or higher position between January 1 and November 1 who is earning a base salary at least equal to the amount described in Section 4.1(ii) for purposes of determining eligibility for the Plan Year in which such 30-day period commences, the Employee may complete a Deferral election to defer between one percent (I%) and seventy-five percent (75%) of the Employee’s Compensation (other than incentive compensation or Performance-Based Compensation) earned in pay periods commencing after the election is submitted through the end of the Plan Year in which the election is made.
Elections under this Section 5.3 shall only be made available in a manner consistent with the requirements of Code Section 409A and applicable regulations thereunder, and any administrative rules set forth by the Pension Management Committee or its delegate (including, without limitation, rules regarding use of paper election forms). Eligibility to make Deferral elections under this Section 5.3 is in addition to, and not in lieu of, any right an Employee has to make Deferral elections pursuant to Sections 5.1 and 5.2 above.
5.4 Irrevocability of Election. For Plan Years for which a Participant has timely filed and completed the Deferral Election, the Participant may not change, terminate or increase or decrease his Deferrals once the Deferral Election becomes irrevocable with respect to a Plan Year. A Participant who makes a Deferral Election pursuant to Section 5.3 with respect to base salary earned (or commenced to be earned) in the Plan Year in which such election is submitted may not change, terminate or increase or decrease such Deferrals. Notwithstanding the foregoing in this Section 5.4, during the period that a Participant is on either short term disability or long term disability under the Employer’s short-term or long-term disability plans, Deferrals shall not be made to the Plan. Once such a Participant returns to active employment with the Employer, Deferrals will immediately recommence to this Plan at the same deferral percentage rate as in effect before the Participant commenced his or her disability leave. For purposes of this Section 5.4, a Participant shall be considered disabled if the Participant has a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. A Participant who terminates employment after having submitted a deferral election for a Plan Year and is rehired before the end of such Plan Year in a position that meets the eligibility criteria of Section 4.1 will immediately recommence Deferrals to this Plan for such Plan Year at the same deferral percentage rate the Participant had elected prior to his or her termination of employment.
Notwithstanding any provisions of the Plan to the contrary, if a Participant takes a hardship withdrawal from the VIP, the Participant’s election for Deferrals under this Plan shall be cancelled for the remainder of the calendar year in which the withdrawal is made and for the calendar year that includes the six-month anniversary of the date in which the hardship withdrawal is received (if different), in accordance with the Treasury Regulations issued pursuant to Code Section 409A.
6. Employer Contributions.

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6.1 Company Match. No later than the January after the end of a Plan Year, the Company shall credit to the Plan Account of any Participant an amount equal to the lesser of:
(i) the amount of the Participant’s Deferrals made during such Plan Year, or
(ii) 4% of the difference between
(a) the amount of Compensation the Participant received in such Plan Year and
(b) his compensation for purposes of the VIP for such Plan Year.
6.2 Retirement Contributions. For any Participant who is eligible to receive a retirement contribution pursuant to Section 3.5 of the VIP, the Company shall credit such Participant’s Plan Account with a Retirement Contribution. The Retirement Contribution shall be an amount equal to the difference between the amount of the retirement contribution allocated to the Participant’s retirement contribution account in the VIP for such Plan Year and the amount of the retirement contribution that would have been contributed and allocated to the Participant’s retirement contribution account in the VIP for such Plan Year if (i) the limits under Code Sections 401(a)(17) and 415(c) did not apply to the VIP, and (ii) Deferrals a Participant makes to this Plan during such Plan Year were included in the definition of compensation in Article I of the VIP. Retirement Contributions earned by a Participant for a Plan Year shall be credited no later than the January that immediately follows the Plan Year for which it is made.
7. Investments.
7.1 Plan Account. All Deferrals and Company Match and Retirement Contributions (if any) shall be credited to a Plan Account established in the Participant’s name. A Participant’s Plan Account is a bookkeeping device to track the amount of deferrals, Company Match and Retirement Contributions and earnings with respect thereto, the vested portion of which the Company owes the Participant. No assets shall be reserved or segregated in connection with any Plan Account, and no Plan Account shall be insured or otherwise secured.
7.2 Investment of Plan Account. A Participant’s Plan Account shall be deemed to be invested in the investment options and percentages that are selected by the Participant. The Plan Administrator shall determine and communicate to Participants the investment options available under the Plan which might not be the same investment options available under the VIP. If the Participant fails to make an investment election, his or her Plan Account will be deemed to be invested in a default fund that is specified by the Plan Administrator for the Plan. The Plan Account shall be adjusted to reflect the earnings, gains and losses, net of any allocable costs or expenses, such account would experience had it actually been invested in the specific funds at the relevant times. Participants may change their deemed investment elections under the Plan by notifying the Plan Administrator (or its delegate, or the Trustee of the rabbi trust that may be established for their Plan Account) of their change in investment election for their Plan Account. The Plan Administrator or its delegate shall set forth from time to time the procedures Participants are to use in making or changing their deemed investment elections for their Plan

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Accounts. The Company is not obligated to actually invest any assets in the investment funds selected by the Participant.
7.3 Valuation of Plan Accounts. The Plan Administrator or its delegate shall determine the value of each Participant’s Plan Account balance on each date that the deemed investment options available under the Plan are valued by the managers of such investment options, and the value of the deemed investment earnings, gains and losses on Deferrals and Company Match and Retirement Contributions (if any) shall be determined in the same manner and consistent with the valuations given by the managers of such investment options.
7.4 Determination of Amount. The Plan Administrator or its delegate shall verify the amount of Deferrals, Company Match and Retirement Contributions (if any), and earnings, gains and losses to be credited to each Participant’s Plan Account in accordance with the provisions of the Plan. This determination shall be final and conclusive upon all Participants and Beneficiaries hereunder, absent manifest error. As soon as reasonably practicable after the close of the Plan Year, the Plan Administrator or its delegate shall send to each Participant an itemized accounting statement which shall reflect the Participant’s Plan Account balance.
7.5 Effect of Plan Termination. Notwithstanding anything to the contrary contained in the Plan, the termination of either the Plan or the VIP shall terminate the liability of the Company to make Company Match or Retirement Contributions to the Plan with respect to Compensation received after such plan termination. Termination of the Plan will also terminate the liability of the Company to make Deferrals to the Plan with respect to Compensation received after such plan termination at such time as is permitted by Code Section 409A and the applicable regulations and IRS guidance thereunder.
8. Vesting.
8.1 Vesting in Deferrals and Company Match. For purposes of determining a Participant’s vested interest in Company Match and deemed investment earnings, gains and losses thereon credited to a Participant’s Plan Account, a Participant shall become vested in those Company Match and deemed investment earnings, gains and losses thereon in accordance with the vesting provisions as set forth in Article 6 of the VIP, as amended from time to time, such provisions to be herein incorporated by reference. A Participant shall always be 100% vested in his Deferrals and deemed investment earnings, gains and losses thereon.
8.2 Vesting in Retirement Contributions. For purposes of determining a Participant’s vested interest in Retirement Contributions and deemed investment earnings, gains and losses thereon credited to a Participant’s Plan Account, a Participant shall become vested in those Retirement Contributions and deemed investment earnings, gains and losses thereon in accordance with the vesting provisions as set forth in Section 6.1 of the VIP relating to retirement contributions made under the VIP, as amended from time to time, such provisions to be herein incorporated by reference. Thus a Participant shall become vested in his or her Retirement Contributions under this Plan and deemed investment earnings, gains and losses thereon if and when he or she becomes vested in his or her retirement contribution account in the VIP.

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9. Distribution. For purposes of this Plan, a Participant’s “Distribution Event” shall mean the first to occur of the following events: the Participant’s death, or separation from service with the Company, whether voluntary or involuntary. Notwithstanding the immediately preceding sentence, a Participant who separates from service with the Company in connection with a transfer of employment from the Company to an affiliate of the Company (including any affiliated companies that have not adopted the Plan as a participating employer) shall not be treated as having separated from service with the Company nor as having a Distribution Event for purposes of this Section 9. Such a Participant will be considered to have separated from service with the Company when he or she has terminated employment with the affiliate, the Company and all other affiliates of the Company.
For purposes of this Plan with respect to a Participant’s Pre-2005 Account, “separation from service” shall mean termination of employment (as that term was used and interpreted by the Plan Administrator under the terms of the Plan in effect prior to 2005). For purposes of this Plan with respect to a Participant’s Post-2004 Account, “separation from service” shall have the meaning set forth in Code Section 409A(a)(2)(A)(i) and Treasury Regulations thereunder and other applicable guidance from the Internal Revenue Service.
9.1 Distribution of Pre-2005 Account. The distribution of the Participant’s Pre-2005 Account shall be made in a single cash lump sum payment as soon as reasonably practicable after the Distribution Event occurs. Notwithstanding the foregoing, a Participant may elect that in lieu of the foregoing, the Participant will receive either a single cash lump sum payment during the month of January which immediately follows the calendar year in which the Distribution Event occurs or his benefit payment in three (3) substantially equal annual cash installments. If installment payments are elected, the first installment shall be paid as soon as reasonably practicable after the Distribution Event occurs, and the second and third payments shall be paid on the respective 1 year anniversary dates of the date of the Distribution Event. If a Participant wishes to receive his benefit payment in the January which immediately follows the calendar year in which the Distribution Event occurs or in three annual installments (as opposed to in an immediate lump sum payment), the Participant must make such an election (i) in the form and manner prescribed by the Plan Administrator, (ii) at least six (6) months prior to the Participant’s Distribution Event, and (iii) in a calendar year prior to the calendar year in which the Distribution Event occurs. A distribution election (or change in election) that does not meet these requirements will not be valid or effective.
If a Participant dies before the distribution of his Plan benefit has been made or commenced, the Participant’s entire vested interest under the Plan shall be distributed within 60 days of the date of death to his Beneficiary in the form of an immediate single cash lump sum payment. In the event the Participant dies without a designated beneficiary (or a designated beneficiary that survives the Participant), the Plan benefit shall be paid to the Participant’s estate. If a Participant elects to receive his or her Plan Account in the form of installments and the Participant dies after such installment payments have commenced but before the Participant receives his or her entire benefits, the Participant’s Beneficiary shall continue to receive the Participant’s vested Plan Account in the form of installment payments under the installment schedule elected by the Participant.

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9.2 Distribution of Post-2004 Account. Except as set forth below in this Section 9.2 or in Sections 9.3 or 9.4, the vested portion of a Participant’s Post-2004 Account shall be distributed in a single cash lump sum during the month of January immediately following the calendar year in which the Participant’s Distribution Event occurs. A Participant may elect to receive the vested portion of his or her Post-2004 Account in a single cash lump-sum payable in the number of years (specified by the Participant and must be at least five (5) years) after the January immediately following the calendar year in which the Participant has a Distributable Event which is a separation from service. To be effective, a Participant’s distribution delay election must be submitted to the Plan Administrator prior to the calendar year in which the Participant has the Distribution Event in the form and manner prescribed by the Plan Administrator. A Participant may only submit one distribution delay election and, once submitted, the election cannot be revoked or changed by the Participant for any reason. If the Participant dies prior to receiving his or her Post-2004 Account, the vested portion of such account shall be distributed to his or her Beneficiary in a single cash lump-sum payment within 60 days of the Participant’s death.
9.3 Cash-Outs of Small Plan Accounts. Notwithstanding anything in this Article 9 of the Plan to the contrary (other than Section 9.4 below), if the vested portion of a Participant’s Plan Account payable to any person under the terms of this Plan is less than or equal to the dollar limit set forth in Code Section 402(g), as amended from time to time ($18,000 for 2017) and determined at the time of the Distribution Event, the Participant’s Plan Account shall be paid in a single cash lump sum payment as soon as reasonably practicable (and in no event later than 90 days) after a Distribution Event occurs.
9.4 Six Month Delay for Specified Employees. Notwithstanding the foregoing, if at the time a Participant separates from service the Participant is considered a “specified employee” subject to the required six month delay in benefit payments under Code Section 409A(a)(2)(B)(i), then any distribution of the Participant’s vested Post-2004 Account that would otherwise be made within the first six (6) months after such Participant’s separation from service shall be paid in a single lump sum on (or within 15 days after) the first day of the seventh month following the Participant’s separation from service. Nothing in this Section 9.4 shall change the form or timing of benefit payout if a Participant who is a specified employee dies after separation from service and before the six month anniversary of such separation from service.
10. Loans and Withdrawals. Prior to the Participant’s separation from service with the Company, the Participant may not withdraw any amounts from his Plan Account. Participants may not borrow from or against their Plan Accounts.
11. Administration of Plan. The Pension Management Committee, which shall be the “Administrator” of the Plan for purposes of ERISA and the “Plan Administrator” for purposes of the Code, shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for determining the amount of payments hereunder. The Plan Administrator shall have the sole and absolute discretionary authority and power to interpret, construe and carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to

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be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claim review, (c) to interpret and construe ambiguous Plan terms and resolve all other questions arising under the Plan, including any questions of construction or interpretation, and (d) to take such further action as the Plan Administrator shall deem necessary or advisable in the administration of the Plan. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be final and binding on all parties. The Plan Administrator may employ such attorneys, investment counsel, agents, and accountants and designate employees of the Company as it may deem necessary or advisable to assist it in carrying out its duties hereunder.
12. Amendment or Termination of the Plan.
12.1 Reservation of Rights. Univar USA Inc. may amend or terminate the Plan at any time by action of its Board of Directors, President or Pension Management Committee. No such action shall reduce the amount credited to any Participant’s Plan Account as of the effective date of such amendment or termination. Notwithstanding the foregoing, only the Board of Directors of Univar USA Inc. may adopt amendments that, at the time of adoption, are expected to significantly increase the cost of the Plan to the Company. In the event Univar USA Inc. terminates the Plan, Participants with existing Plan Account balances will automatically become 100% vested in their Plan Accounts.
12.2 Effect of Plan Termination. If Univar USA Inc. terminates the Plan, Participants shall receive a distribution of their Plan Accounts at the same time and in the same manner as if the Plan had not been terminated; provided however, that Univar USA Inc. may decide, in its sole discretion, to distribute Pre-2005 Accounts in a single cash lump-sum payment as soon as practicable (and in no event later than 90 days) following termination of the Plan.
13. Limitation of Rights. Nothing herein contained shall be construed as a commitment or agreement by the Company to any Employee hereunder to continue his employment with the Company for any period of time, in any position, or at any particular rate of compensation or compensation grade level. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.
14. Participant’s Unsecured Rights. The benefits provided by this Plan are unfunded and unsecured. All benefits payable under this Plan are paid either from the general assets of the Company, or from the rabbi trusts established by Univar USA Inc. or its affiliates that are participating employers in this Plan (i.e., companies treated as the Company as herein defined). Univar USA Inc. and the participating employers listed on Appendix A hereto are jointly and severally liable for the payment of Plan benefits to Participants. Univar Delaware, Inc. has established a rabbi trust that will, absent the insolvency of Univar Delaware, Inc., pay Plan benefits to Participants employed (or last employed) by Univar Inc. or Univar Delaware, Inc. Univar USA Delaware, Inc. has established a rabbi trust that will, absent the insolvency of Univar USA Delaware, Inc., pay Plan benefits to Participants employed (or last employed) by Univar USA Inc. or Univar USA Delaware, Inc. or any affiliate of Univar USA Inc. other than Univar Inc. or Univar Delaware, Inc. Rabbi trust assets shall be subject to the claims of the

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creditors of the company that established the trust should such company become insolvent. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan creates only a contractual obligation on the part of the Company to pay to the Participant or Beneficiary an amount equal to the vested portion of the value of the Participant’s Plan Account. The Participant shall be no more than a general unsecured creditor of the Company with no special or prior right to any assets of the Company or any rabbi trust for payment of any obligations hereunder.
15. Claims Procedure.
15.1 Claims for Benefits. The Plan Administrator or its delegate shall notify a person making a claim for benefits under this Plan (herein referred to as the “Claimant”) in writing, within ninety (90) days after it receives his claim for benefits under the Plan. If the Plan Administrator or its delegate determines that a Claimant is not eligible for benefits or full benefits, the notice shall set forth: (i) the specific reasons for such denial; (ii) a specific reference to the provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect his claim, and a description of why it is needed; and (iv) an explanation of the Plan’s claims review procedure, including the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review. If the Plan Administrator or its delegate determines that there are special circumstances requiring additional time to make a decision, the Plan Administrator or its delegate shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time of the initial review for up to an additional ninety-day period.
15.2 Appeals. If a Claimant is determined by the Plan Administrator or its delegate not to be eligible for benefits, or if the Claimant believes that he is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Plan Administrator by filing a written appeal for review with the Plan Administrator within sixty (60) days after receipt of the denial notice issued by the Plan Administrator. The appeal shall state the specific reasons that the Claimant believes entitle him to benefits or to greater or different benefits. The Plan Administrator shall notify the Claimant of its decision in writing within the sixty (60) day period unless special circumstances require further time for processing, but in no event shall the decision on review be rendered more than one hundred twenty (120) days after the Plan Administrator received the request for review.. In the event the Plan Administrator confirms the denial of the application for benefits, in whole or in part, such notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and specific references to the Plan provisions on which the decision was based, the Applicant’s right to receive upon request, free of charge, reasonable access to, and copies of, all relevant documents, records and other information to his claim, and his right to bring a civil action under Section 502(a) of ERISA. The Plan Administrator’s decision on appeal shall be final, binding and conclusive on all parties.
Upon receipt of a request for review, the Plan Administrator shall issue a written decision reaffirming, modifying or setting aside its former action within 45 days after receipt of the

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written request for review, or 90 days if special circumstances require an extension. The Claimant shall be notified in writing of any such extension within 45 days following the request for review. A copy of the decision shall be furnished to the Claimant. The decision shall set forth the Plan Administrator’s reasons for the decision, pertinent Plan provisions on which the decision is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents relevant to the Claimant’s claim for benefits, a statement of the Claimant’s right to bring an action under ERISA Section 502(a), and a copy of the specific rule, guideline, protocol or other specific criterion that was relied upon in making the decision (or a statement that such guideline or protocol will be provided free of charge upon request).
16. Miscellaneous.
16.1 Corporate Assets. All Deferrals, Company Match and Retirement Contributions and any earnings, gains and losses credited to a Participant’s Plan Account remain the assets and property of the Company (or, to the extent such amounts are held in a rabbi trust, assets and property of such trust), which shall be subject to distribution to the Participant only in accordance with Section 9 of the Plan. With the exception of the creation of rabbi trusts as described in Section 14 above, nothing contained in the Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Company or any person. It is the intention of the Company and the Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA, as amended.
16.2 No Present Interest. Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in any Participant’s Plan Account shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant’s Plan Account, shall be void. No right, interest, or benefit under the Plan or Participant’s Plan Account shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or Beneficiary. If the Participant or Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or Participant’s Plan Account, such attempt shall be void and unenforceable.
16.3 ERISA Plan. The Plan is intended to be an unfunded program maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.
16.4 Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
16.5 Captions. The captions of the sections and subsections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

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16.6 Validity. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
16.7 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.
16.8 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of Univar USA Inc., directed to the attention of the Plan Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.
16.9 Expenses. The expenses of administration of the Plan shall be paid by the Company.
16.10 Withholding. The Company shall withhold any taxes that the Company in its discretion deems necessary to be withheld from any payment to any Participant or Beneficiary hereunder, by reason of any present or future law.
17. Legally Binding. In the event of any consolidation, merger, acquisition or reorganization, the obligations of the Company under this Plan shall continue and be binding on the Company and its successors or assigns. The rights, privileges, benefits and obligations under the Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns.
18. Other Benefits. Nothing in this Plan shall diminish or impair the Participant’s eligibility, participation or benefit entitlement under any qualified retirement plan for employees of the Company, or any other benefit, insurance or compensation plan or agreement of the Company now or hereinafter in effect. Notwithstanding the foregoing, benefits paid under this Plan shall not be considered as salary, wages or other compensation for purposes of calculating the amount of benefits payable under any other benefit plan, program or arrangement sponsored by the Company, its subsidiaries or affiliates including, without limitation, any pension, profit sharing, life, disability or severance benefits.
19. Venue and Governing Law. In the event the Company, Plan Administrator or any Participant (or in the case of the Participant’s death, his Beneficiary) initiates litigation related to this Plan, it is agreed and understood that venue for such action will be in King County, Washington. It is further agreed and understood that this Plan shall be governed by and construed under the laws of the State of Washington, or federal law to the extent it preempts Washington law.
20. Attorneys’ Fees and Costs. In the event that a dispute regarding benefits arises between the Plan Administrator and Participants and such dispute is resolved through arbitration or litigation in court, the prevailing party(ies) shall be entitled to their reasonable attorneys’ fees and costs incurred in such action.

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21. Former Accounts of Ellis & Everard (US Holdings) Inc. Deferred Compensation Plan. Effective as of July 1, 2002, accounts in the Ellis & Everard (US Holdings) Inc. Deferred Compensation Plan (“E&E Plan”) were transferred to this Plan and the provisions of this Plan (including, without limitation, provisions regarding deemed investments and the form and timing of benefit distributions) will govern such transferred accounts. Notwithstanding the foregoing, participants in the E&E Plan who are currently receiving payment of their E&E Plan benefit in a series of fixed annual installments over five, ten or fifteen years shall continue to receive such installment payments over the applicable time period with respect to their transferred E&E Plan account. Participants in the E&E Plan shall have all rights under this Plan with respect to their transferred accounts and such accounts are fully vested and nonforfeitable.
IN WITNESS WHEREOF, Univar USA Inc. hereby adopts and executes the foregoing Plan this 20th day of December, 2017.
UNIVAR USA INC.

By: /s/ David Jukes
Its: President

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APPENDIX A
AFFILIATED COMPANIES PARTICIPATING IN THE PLAN

Company	Effective Date
ChemPoint.com, Inc.	January 1, 2000
Univar Inc.	July 4, 2002
Univar Delaware, Inc.	July 1, 2004
Univar USA Delaware, Inc.	July 1, 2004
Magnablend	July 1, 2014

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